U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

                                                             SEC FILE NUMBER
                                                                000-24623

                                                               CUSIP NUMBER
                                                                6444 6R108
(Check One:):

[X] FORM 10-K and FORM 10-KSB [ ] FORM 11-K
[   ]    FORM 20-F
[   ]    FORM 10-Q and FORM 10-QSB
[   ]    FORM N-SAR

For Period Ended: December 31, 2004
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         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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Part I - Registrant Information
================================================================================

Full Name of Registrant
Former Name if Applicable

         NEW GENERATION HOLDINGS, INC. (formerly New Generation Plastic, Inc.)

         c/o Westerman Ball Ederer Miller & Sharfstein, LLP
         170 Old Country Road - Suite 400

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         Address of Principal Executive Office (street and number)

         Mineola, New York 11501

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         City, State and Zip Code

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Part II - Rules 12b-25 (b) and (c)
================================================================================

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check Box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof
[X] will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) the accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III - Narrative
================================================================================

         State below in reasonable detail the reasons why the Form 10-K and Form 10-KSB, 11-K, 20-F, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

         Due to a lack of liquidity, the Registrant failed to timely file all of its annual and periodic reports commencing with its Form 10-KSB for the year ended December 31, 2002. The Registrant raised limited funds in 2004 and has recently filed its Form 10-KSBs for the years ended December 31, 2003 and 2002 and Form 10-QSBs for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003. The Registrant expects to file its Form 10-QSBs for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 shortly and intends to file its Form 10-KSB for the year ended December 31, 2004 no later than April 15, 2005.

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PART IV - OTHER INFORMATION
================================================================================

         (1) Name and telephone number of person to contact in regard to this notification

                  Alan C. Ederer                       516-622-9200
                 ---------------------------------------------------------------
                      (Name)                       (Telephone Number)

         (2) have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                        [ ] Yes    [X] No

                  The Registrant has not filed its Form 10-QSB for the periods ended March 31, 2004, June 30, 2004 and September 30, 2004.

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                        [ ] Yes    [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.


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         NEW GENERATION HOLDINGS, INC. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


                                               NEW GENERATION HOLDINGS, INC.


Date: March 31, 2005                           By: /s/ Jacques Mot
                                                   -----------------------------
                                                   Jacques Mot
                                                   President